REGISTRATION NO. 333-122280

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMPOSITE TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada		59-2025386
(State or other jurisdiction of incorporation or		(I.R.S. Employer Identification No.)
organization)

2026 McGaw Avenue
Irvine, California 92614
(949) 428-8500

(Address, including zip code, and telephone number,
including area code, of registrant's
principal executive offices)

Benton H Wilcoxon,
Chief Executive Officer

Composite Technology Corporation
2026 McGaw Avenue
Irvine, California 92614
(949) 428-8500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kevin K. Leung, Esq.
RICHARDSON & PATEL LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182
FAX: (310) 208-1154

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE
EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JUNE 30, 2005

PROSPECTUS

COMPOSITE TECHNOLOGY CORPORATION

25,268,761 SHARES OF COMMON STOCK

This prospectus covers the resale by selling security holders of up to 25,268,761 shares of our common stock, $0.001 par value.

These securities will be offered for sale by the selling security holders identified in this prospectus in accordance with the terms described in the section of this prospectus entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of the common stock by the selling security holders.

Our securities are not listed on any national securities exchange or the Nasdaq Stock Market. Our common stock is quoted on the OTC Bulletin Board under the symbol "CPTC." On June 29, 2005, the closing sale price of our common stock on the OTC Bulletin Board was $1.50 per share.

On May 5, 2005, we filed a plan of reorganization under the provisions of Title 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Central District of California under case number SA 05-13107 JR. Our subsidiaries, including CTC Cable Corporation, CTC Wind Systems Corporation and CTC Towers and Poles Corporation, are not party to this Title 11 case. The Bankruptcy Court may not approve our plan of reorganization, and any such plan may not be implemented successfully. We have incurred, and will continue to incur pending emergence, costs associated with the reorganization.

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD LOSING YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF THESE AND OTHER RISKS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________, 2005.

SUMMARY

This summary contains basic information about us and this offering. You should read the entire prospectus carefully, including the "Risk Factors" section and the documents incorporated by reference into this prospectus, including our financial statements and the related notes included in those documents before making an investment decision. Some of the statements contained in this prospectus, including statements under "Summary," "Risk Factors" and "Summary of Reorganization Plan" as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. We note that our actual results and future events may differ significantly based upon a number of factors. You should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

In this prospectus, we refer to Composite Technology Corporation and its subsidiaries as "we," "our," or "CTC," or "the Company." We refer to our subsidiaries collectively as "Subsidiaries."

RECENT DEVELOPMENTS

On May 5, 2005 (Petition Date) Composite Technology Corporation filed a voluntary petition for relief under the provisions of Title 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Central District of California under case number SA 05-13107 JR. Our subsidiaries, including CTC Cable Corporation, CTC Wind Systems Corporation and CTC Towers and Poles Corporation, are not party to the Title 11 case. The hearing to consider approval of our disclosure statement has been continued to July 6, 2005.

Our decision to reorganize under Title 11 of the Federal Bankruptcy Code was motivated solely to resolve several litigation matters relating to claims demanding securities of Composite Technology Corporation for alleged services and performances under subscription agreements. Although we remain steadfast in opposing these claims, we believe the ongoing cost of litigation in diverse jurisdictions necessitated the consolidation of these cases into a single forum. These lawsuits were taxing our managerial, operational and financial resources and threatened to divert management from their duties of running our business. One of these lawsuits also resulted in an attachment of more than $2.5 million of our funds. We believe the bankruptcy filing was necessary to release cash for the operation of our business, to give us a reprieve from burdensome litigation so that management could focus on marketing and sales, and to establish a plan for treating the claims of various parties in interest fairly. We believe that having these lawsuits heard by the Bankruptcy Court as part of the reorganization will provide a fair and reasonable means of addressing each claim and affording the same treatment to each claim. If the lawsuits proceed in different jurisdictions there is a possibility of inconsistent judgments. Moreover, as a result of the Title 11 filing, attempts to collect, secure or enforce remedies with respect to most prepetition claims against us are subject to the automatic stay provisions of Section 362(a) of Title 11. Thus, for example, creditor actions to obtain possession of our property, or to create, perfect or enforce any lien against our property, or to collect on or otherwise exercise rights or remedies with respect to a prepetition claim are enjoined unless and until the Bankruptcy Court lifts the automatic stay. Pursuant to Title 11, we retain control of our assets and are authorized to operate our business as a debtor-in-possession, but may not engage in transactions outside the ordinary course of business without the approval of the Court, after notice and an opportunity for a hearing.

To successfully exit Title 11, we will need to propose, and obtain confirmation by the Bankruptcy Court of a plan of reorganization that satisfies the requirements of the Bankruptcy Code. A plan of reorganization would resolve our obligations to our creditors. The plan of reorganization calls for the payment of all creditor claims in cash unless subject to litigation except for the interest payable on our $15million debentures. We anticipate that general unsecured claims, other than unsecured litigation claims and unsecured debenture claims, will be paid the full amount, without interest, in six monthly installments. We further anticipate that the holders of the debentures referenced below will be paid pursuant to the terms of the debenture agreements, as amended. We expect to issue shares of common stock pursuant to Bankruptcy Code Section 1145 in amounts equal to the amounts adjudicated for the prepetition litigation claims. We also anticipate the interests of our equity investors will be modified by our reorganization plan. For example, although our common stock will remain in effect, the shares held by our equity investors will be diluted to a smaller percentage of our outstanding shares of common stock as a result of stock, if any, to be issued to litigation claims. At this time, we estimate approximately 22,965,820 fully diluted shares of our common stock, or 20.2% of our currently outstanding common shares, would be issued if all litigation claims were paid in full, other than punitive damages, attorneys’ fees or costs which we cannot estimate at this time because these amounts have not been alleged to date. In addition, we estimate that from May 5, 2005 to June 30, 2005 interest accrued and payable in stock for the interest payable on the debentures totals approximately 94,566 shares representing approximately 0.1% of the currently outstanding common shares. Quarterly interest valued at $225,000 is payable in stock from July 1, 2005 until the debentures are converted to common shares or at maturity in August, 2007. At the current conversion value per share of $1.454, approximately 154,745 shares would be issued per quarter until the debentures are converted, redeemed, to maturity, or until cash payments are resumed. Each quarterly issuance represents approximately 0.1% of the currently outstanding common shares.. Substantially all prepetition liabilities are subject to settlement under a plan of reorganization to be voted upon by our prepetition creditors and approved by the Bankruptcy Court.. We have incurred, and will continue to incur pending emergence, costs associated with the reorganization. The Bankruptcy Court may not approve our plan of reorganization, and any such plan may not be implemented successfully. If the Bankruptcy Court denies confirmation of the plan and converts the case to a Chapter 7 bankruptcy, there is a substantial risk that the outstanding shares of common stock will be cancelled without any compensation to the current stockholders. In such Chapter 7 liquidation, the creditors and interest holders would receive the following payout percentages: 100% for administrative claims and secured claims, 33.9% for general secured claims and debenture unsecured claims, and 0% for subordinated securities claims and interest holders. However, if the reorganization plan is approved and successfully implemented, we expect to be able to resolve our pre-bankruptcy debt over a relatively short period of time and will have a court-approved mechanism for paying litigation claims in stock rather than in cash.

OUR COMPANY

We develop and market composite related products for the electric utility industry, and provide engineering, product design, and other services related to the installation and design of our products to the global electrical utility industry that are designed to improve the performance and capacity of transmission and distribution electrical grids. Our principal product is our proprietary patent pending composite reinforced conductor known as Aluminum Conductor Composite Core, or ACCC cable. Our ACCC cable is designed to transmit more power than conventional cables of the same diameter, create energy savings through less line losses under comparable operating conditions, and significantly reduce sag caused by overheating due to power overloads. We believe that ACCC cable enables utility companies, power producers and transmission or distribution owners to easily replace transmission lines using standard installation techniques and equipment without modification to existing towers and in many cases avoid the deployment of new towers and the establishment of easements, all of which may be costly, time consuming, controversial and harmful to the environment.

While we believe that our ACCC conductor technology has the ability to solve many of the transmission grid's problems, including powerline constraints, our relatively new ACCC product is being deployed, on a limited basis, in an industry that is highly conservative. The conservative nature of the electrical utility industry stems partially from the fact that electrical conductor technology has remained virtually unchanged for over one hundred years because new technology was not available and partly from the need to ensure safety when designing electrical transmission systems. A further difficulty to introducing a new technology is that many new installations or line re-conductor projects spend years in the planning stages making the cycle for the ordering new cables lengthy. These conservative tendencies are offset by the crisis in which electrical grid transmission and distribution systems find themselves. We believe that urgent changes are needed and can best be delivered with new technology. We believe that our ACCC product demonstrates significant full-life project cost savings in most cases and provides significant performance advantages that should increase safety and emergency capacity.

Our product and production development strategy is to take initial concepts to commercially promising prototype, then move to small scale production, making relevant product modifications to optimize the combination of manufacturability and performance. Following optimization, pilot production is organized to mimic factory conditions under close monitoring. During this process, optimal commercial production parameters and product design are documented so that the technology will be available for licensing or transfer to third parties or subsidiaries in a full scale factory launch.

At the beginning of the fiscal year ending September 30, 2004, we completed our initial product and manufacturing process development and commenced the manufacture of ACCC cable core and the wrapping of the core with aluminum under sub-contract with General Cable. During fiscal 2004, we progressed our product and production development path through product refinement to the commencement of pilot plant operations with a unit of two lines. This unit has since been expanded to three lines and is currently operating under factory conditions.

As of June 22, 2005, we have received the following purchase orders:

•
Approximately 45 miles order to American Electric Power for wrapped core sold through General Cable for $1.24 million. All except approximately 28,000 feet has been shipped to General Cable for wrapping and subsequent sale to the end user utility. We expect to ship the remaining 28,000 feet to General Cable by the end of June 2005. We expect to invoice the entire order representing approximately $593,000 payable to CTC by the end of June with collection anticipated in August 2005.

•
Approximately 23 mile order to PacifiCorp for wrapped core sold through General Cable for $800,000. The product related to this order will begin production later in June with shipment anticipated in July. We expect to invoice the entire $800,000 order representing approximately $400,000 payable to CTC in early August with payment in September 2005.

These purchase orders may be cancelled at any time by the customers. The loss of either of these purchase orders or a reduction or rescheduling of orders from these customers could have a material adverse effect on our business and financial condition.

We were incorporated in Florida on February 26, 1980 and reincorporated in Nevada on June 27, 2001. We maintain our principal offices at 2026 McGaw Avenue, Irvine, California 92614. Our telephone number at that address is (949) 428-8500. Our Web site address is www.compositetechcorp.com. The information contained on our Web site is not a part of this prospectus. Further, our reference to this website is intended to be inactive textual reference only.

DEBT FINANCING

On August 17, 2004, we closed a financing transaction in which we sold 6% convertible debentures to select institutional accredited investors, in order to raise a total of $15,000,000. We received $5,000,000 upon closing and $10,000,000 was deposited into a custodian account to secure repayment of these debentures. The investors also received warrants to purchase an aggregate of 3,453,947 shares of common stock, 50% of which are at an exercise price of $1.75 per share and the balance of which are at an exercise price of $1.82 per share. The debentures will mature on August 17, 2007.

The investors may convert the debentures into our common stock for $1.67 per share. The investors, however, may not voluntarily convert the debentures if after giving effect to such conversion, an investor would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding. We may force conversion of all outstanding debentures if the daily volume weighted average price of our common stock exceeds the conversion price of $1.67 by 150%, and if an effective registration statement has occurred for the shares underlying the conversion. We may not, however, force conversion of the debentures if after giving effect to such conversion, an investor would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding. These conversion rights may be exercised prior to August 17, 2007.

On November 23, 2004, we reached an agreement with the four funds that purchased the debentures to release the $10 million that was held in a custodian account. The $10 million was to be released periodically after the effectiveness of a registration statement filed by us on Form SB-2 pursuant to monthly optional redemptions. In consideration for such early release of the $10 million, each of the four funds was issued an additional warrant to purchase an aggregate 1,083,592 shares of our common stock with an exercise price of $3.23. The four funds also agreed to extend the deadlines for the filing of and effectiveness date of the registration statement, and recently have waived these deadlines.

If, at any time during the 12 month period following registration, we issue common stock or any type of securities at a price below the $1.67 per share conversion price, then the conversion price of the debentures and exercise price of the warrants will be reduced to equal the price per share of the new issue. After this 12 month period until the debentures are no longer outstanding, the conversion price then in effect will be lowered as a result of such new issuance to the weighted average of the purchase price of the previously outstanding and the newly issued stock. The number of common stock outstanding or deemed outstanding prior to the new issuance includes shares of common stock issuable upon conversion of outstanding shares of another class of stock. However, if from months 31 to 36, we complete such subsequent financing and all of the amount raised is used to redeem the debentures, then the investors will not be extended anti-dilution on any outstanding debentures.

The following are all material events of default with respect to the debentures if not cured within 10 trading days after notice:

(i) default in the payment of principal or interest or liquidated damages;

(ii) we fail to observe or perform any covenant or agreement in the debenture or the related transaction documents;

(iii) a default in any of the related transaction documents, other material agreement or lease;

(iv) we commence or any of our subsidiaries commence a case under bankruptcy or insolvency laws;

(v) our common stock is not eligible for quotation or listed on a trading market;

(vi) a change of control;

(vii) this registration statement is not declared effective within 150 days after January 31, 2005 or the effectiveness of this registration statement lapses;

(viii) we fail to deliver certificates to the investor prior to the 5th trading day after a conversion date; or

(ix) we fail to have available a sufficient number of authorized and unreserved shares of common stock to issue to an investor upon a conversion.

The Title 11 filing ostensibly triggered defaults, or termination events, on substantially all of our debt and lease obligations, and contractual obligations, including the debentures. Subject to exceptions under the Bankruptcy Code, our Title 11 filing automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against us or our property to recover on, collect or secure a claim arising prior to the Petition Date.

Lane Capital Markets acted as our exclusive placement agent and financial advisor in connection with the placement of the debentures. In partial consideration for Lane Capital's services, a total of $1,025,000 has been paid to Lane Capital Markets: $717,500 during fiscal 2004 and the remaining $307,500 during the first quarter of fiscal 2005. Lane Capital received 500,000 Series U warrants, a 4-year warrant to purchase 500,000 shares of our common stock with an exercise price of $1.82 per share. We may, subject to a 20 day notice, call the warrants if our common stock is equal to or exceeds 200% of their exercise price. Lane Capital has assigned these warrants to three of its principal managers as follows: 265,000 warrants to Ryan M. Lane, 135,000 warrants to John F. O'Brien and 100,000 warrants to John D. Lane.

RISKS RELATED TO OUR BUSINESS

Our business is subject to a number of risks, which you should be aware of before making an investment decision. These risks are discussed more fully in the section of this prospectus entitled "Risk Factors" and the documents included in this prospectus by reference. Our composite technologies and manufacturing processes for products used in the global electrical utility industry are new, and to date they have not been commercially adopted by the major utility companies.

THE OFFERING

We are registering 25,268,761 shares of our common stock for sale by the selling security holders identified in the section of this prospectus entitled "Selling Security Holders." The shares included in the table identifying the selling security holders include shares of our common stock which may be issued upon conversion of the debentures and interest thereon, shares of common stock underlying warrants issued in conjunction with the debentures and pursuant to the Purchase Agreement, dated as of August 17, 2004, the Letter Agreement, dated as of November 23, 2004, and shares of common stock underlying warrants that were issued to our placement agent in conjunction with the placement of the debentures.

We have agreed to keep this prospectus effective until the earlier of: (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act of 1933, as amended, or any other rule of similar effect, or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

RISK FACTORS

An investment in the common stock offered under this prospectus involves a high degree of risk. In addition to the other information in this prospectus and the documents incorporated by reference in this prospectus, the following risk factors should be considered carefully in evaluating CTC and its business. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of CTC. Do not place undue reliance on the forward-looking statements in this document, which are only predictions and speak only as of the date on the cover of this prospectus. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this prospectus, including the matters set forth below and in our other SEC filings which are incorporated in this prospectus by reference. These risks and uncertainties could cause our actual results to differ materially from those indicated in the forward-looking statements. We undertake no obligation to update or publicly announce revisions to any forward-looking statements to reflect future events or developments, except as required by law.

BANKRUPTCY RELATED RISKS

OUR PLAN OF REORGANIZATION MAY NOT BE CONFIRMED BY THE BANKRUPTCY COURT AND MAY NOT BE SUCCESSFULLY CONSUMMATED.

Our future results are dependent upon successfully obtaining approval, confirmation and implementation of our plan of reorganization. The Bankruptcy Court may not approve our plan of reorganization. Section 1129 of Title 11 requires, among other things, a showing that confirmation of the plan will not be followed by liquidation or the need for further financial reorganization, and that the value of distributions to dissenting holders of claims and interests may not be less than the value such holders would receive if the Company were liquidated under Chapter 7 of the United States Bankruptcy Code. There can be no assurance that the Bankruptcy Court will conclude the plan satisfies the requirements of Section 1129. Conversely, the Bankruptcy Court may confirm a plan even though it was not accepted by one or more impaired classes of creditors, if requirements of Title 11 are met. Currently, we anticipate that we will operate under the protection of Title 11 and emerge from bankruptcy proceedings in September 2005.

We filed our plan of reorganization and disclosure statement on May 5, 2005. The plan of reorganization may be amended prior to confirmation. Even if the Bankruptcy Court confirms our plan, consummation of the plan will likely be dependent upon a number of other conditions. There can be no assurance that any or all of the conditions in the plan will be met (or waived) or that the other conditions to consummation of the plan, if any, will be satisfied. If a plan is not timely consummated, it could result in our Title 11 proceedings becoming protracted, which could substantially erode the value of our enterprise to the detriment of all stockholders.

OUR TITLE 11 PROCEEDINGS MAY RESULT IN A NEGATIVE PUBLIC PERCEPTION OF US THAT MAY ADVERSELY AFFECT OUR RELATIONSHIPS WITH CUSTOMERS, AS WELL AS OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

Even if we submit a plan of reorganization that is confirmed by the Bankruptcy Court and consummated by us, our Title 11 filing may hinder our ongoing business activities and our ability to operate, fund and execute our business plan by (i) impairing relations with existing and potential customers; (ii) negatively impacting our ability to attract, retain and compensate key executives and associates and to retain employees generally; (iii) limiting our ability to obtain additional funding; and (iv) impairing present and future relationships with strategic partners.

OUR TITLE 11 FILINGS OSTENSIBLY TRIGGERED DEFAULTS, OR TERMINATION EVENTS, ON SUBSTANTIALLY ALL OF OUR DEBT AND LEASE OBLIGATIONS, AND CONTRACTUAL OBLIGATIONS.

At March 31, 2005, we had a shareholders' deficit of $204,479 and had approximately a total of $11,000,242 in outstanding debt. After failing to obtain a stay of Writs of Attachment allowing for the attachment of our assets totaling $2.25 million as previously reported, we filed a petition with the Bankruptcy Court in order to resolve several litigation matters under Title 11 of the Bankruptcy Code. TitleHowever, under Title 11, actions by creditors to collect claims on prepetition debt are stayed or deferred unless specifically ordered by the Bankruptcy Court.

We may file motions with the Bankruptcy Court to assume or reject our executory contracts. An executory contract is one in which the parties have mutual obligations to perform (e.g., equipment leases and real property leases). Unless otherwise agreed, the assumption of a contract will require that we cure all prior defaults under the related contract, including all prepetition liabilities. Unless otherwise agreed, the rejection of a contract is deemed to constitute a breach of the agreement as of the moment immediately preceding the Title 11 filing, giving the other party to the contract a right to assert a general unsecured claim for damages arising out of the breach. Additional liabilities subject to the proceedings may arise in the future as a result of the rejection of executory contracts, including leases, and from the determination of the Bankruptcy Court (or agreement by parties in interest) of allowed claims for contingencies and other disputed amounts. Conversely, the assumption of executory contracts and unexpired leases may convert liabilities shown as subject to compromise to postpetition liabilities. Due to the uncertain nature of many of the potential claims, we are unable to project the magnitude of such claims with any degree of certainty.

RISKS RELATED TO OUR BUSINESS

AS A COMPANY IN THE EARLY STAGE OF COMMERCIALIZATION, OUR LIMITED HISTORY OF OPERATIONS MAKES EVALUATION OF OUR BUSINESS AND FUTURE GROWTH PROSPECTS DIFFICULT.

Since our reorganization in 2001, we have had a limited operating history and are at an early stage of commercialization of a new technology product to a market unused to using new technologies. We began selling our ACCC cable and entered into our first commercial agreement in 2003. Our technology is a relatively new advance for the electrical utility industry technology and has not yet achieved widespread adoption. We do not have enough experience in selling our products at a level consistent with broad market acceptance and do not know whether we can do so and generate a profit. As a result of these factors, it is difficult to evaluate our prospects, and our future success is more uncertain than if we had a longer or more proven history of operations.

WE EXPECT FUTURE LOSSES AND OUR FUTURE PROFITABILITY IS UNCERTAIN.

Prior to acquiring Transmission Technology Corporation, or TTC, in November 2001,we were a shell corporation having no operating history, revenues from operations, or assets since December 31, 1989. We have not had any bookable revenues from operations subsequent to acquiring TTC through June 30, 2004. We may experience significant quarterly and annual losses for the foreseeable future.

We may not ever become profitable. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. We expect the need to significantly increase our general administrative, product prototype and equipment prototype production expenses, as necessary. As a result, we will need to generate significant revenues to achieve and maintain profitability.

OUR INDEPENDENT AUDITORS HAVE ISSUED A QUALIFIED REPORT WITH RESPECT TO OUR ABILITY TO CONTINUE AS A GOING CONCERN, AND WE MAY NEVER ACHIEVE PROFITABILITY.

In previous filings, our accountants have issued a report relating to our audited financial statements which contains a qualification with respect to our ability to continue as a going concern because, among other things, our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future or to obtain the necessary financing to meet our obligations and repay our liabilities from normal business operations when they come due. There is no guarantee that the product will be accepted or provide a marketable advantage, and therefore, no guarantee that the commercialization will ever be profitable.

For the six months ended March 31, 2005, we had a net loss of $10,117,459 and negative cash flows from operations of $3,129,335. For the fiscal year ended September 30, 2004, we had a net loss of $14,687,874 and negative cash flows from operations of $18,735,430. For the fiscal years ended September 30, 2003 and 2002, we had net losses of $6,771,252 and $4,523,953, respectively. For the same periods, we had negative cash flows from operations of $2,022,935 and $715,923, respectively.

As of March 31, 2005, our accumulated deficit was $36,556,816.

OUR INABILITY TO RAISE ADDITIONAL WORKING CAPITAL AT ALL OR TO RAISE IT IN A TIMELY MANNER COULD NEGATIVELY IMPACT OUR ABILITY TO FUND OUR OPERATIONS, TO GENERATE REVENUES, AND TO OTHERWISE EXECUTE OUR BUSINESS PLAN, LEADING TO THE REDUCTION OR SUSPENSION OF OUR OPERATIONS AND ULTIMATELY OUR GOING OUT OF BUSINESS. SHOULD THIS OCCUR, THE VALUE OF YOUR INVESTMENT IN OUR COMMON STOCK COULD BE ADVERSELY AFFECTED, AND YOU COULD EVEN LOSE YOUR ENTIRE INVESTMENT.

While we have raised significant capital through our debenture offering, we anticipate that the sales of our ACCC cable will not be sufficient enough to sustain our operations, and further anticipate that we will continue to incur net losses due to our costs exceeding our revenues for an indefinite period of time. For these reasons, we believe that we will need to raise additional capital until such time, if any, as we become cash-flow positive. It is highly likely that we will continue to seek to raise money through public or private sales of our securities, debt financing or short-term loans, corporate collaborations or a combination of the foregoing. Our ability to raise additional funds in the public or private markets will be adversely affected if the results of our business operations are not favorable, if any products developed are not well-received or if our stock price or trading volume is low. However, additional funding may not be available on favorable terms to us, or at all. To the extent that money is raised through the sale of our securities, the issuance of those securities could result in dilution to our existing stockholders. If we raise money through debt financing, we may be required to secure the financing with all of our business assets, which could be sold or retained by the creditor should we default in our payment obligations. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, we may not be able to complete the commercialization of any products that we may have developed. As a result, we may be required to discontinue our operations without obtaining any value for our products under development, which could eliminate stockholder equity, or we could be forced to relinquish rights to some or all of our products in return for an amount substantially less than we expended to develop such products.

IF OUR PRODUCTIS NOT ACCEPTED BY OUR POTENTIAL CUSTOMERS, IT IS UNLIKELY THAT WE WILL EVER BECOME PROFITABLE.

The electrical utility industry has historically used a variety of technologies, including a variety of technologies involving steel cable. Compared to these conventional technologies, our technology is relatively new, and the number of companies using our technology is limited. The commercial success of our product will depend upon the widespread adoption of our technology as a preferred method by major utility companies to transmit electricity. In order to be successful, our product must meet the technical and cost requirements for electric transmission within the electric utility industry. Market acceptance will depend on many factors, including:

(i) the willingness and ability of customers to adopt new technologies;

(ii) our ability to convince prospective strategic partners and customers that our technology is an attractive alternative to conventional methods used by the electric utility industry;

(iii) our ability to change customers' evaluation of the economics of powerline construction, changing their focus on limiting initial capital costs to evaluating the cost and benefit of the full life of a line liberating capital funding to acquire our products that can overall reduce costs in power transmission; and

(iv) our ability to sell sufficient quantities of our products.

Because of these and other factors, our product may not gain market acceptance or become the industry standard for the electrical utility industry. The failure of utility companies to purchase our products would have a material adverse effect on our business, results of operations and financial condition.

IF WE FAIL TO PROPERLY MANAGE OUR GROWTH EFFECTIVELY, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

The transition from a small company focused on research and development of our products to a company with the additional focus on commercial production, marketing, and sales has placed and will continue to place a significant strain on our managerial, operational, and financial resources. Although we rely significantly on the General Cable sales force pursuant to the recent agreements that we entered into with General Cable, the failure to manage our sales and growth effectively could have a material adverse effect on our business, results of operations and financial condition. Significant additional growth will be necessary for us to achieve our plan of operation.

FAILURE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS COULD ENABLE THIRD PARTIESTO USE OUR TECHNOLOGY, OR VERY SIMILAR TECHNOLOGY, AND COULD REDUCE OUR ABILITY TO COMPETE IN THE MARKET, AND ANY PROPRIETARY RIGHTS LITIGATION COULD BE TIME CONSUMING AND EXPENSIVE TO PROSECUTE AND DEFEND.

Due to the importance of proprietary technology in the electrical utility industry, establishment of patents and other proprietary rights is important to our success and our competitive position. Performance in the electrical utility industry can depend, among other factors, on patent protection. Accordingly, we have filed patent applications in the U.S. and internationally for all aspects of our composite materials, products and processes, including aspects of our product other than the core, and intend to devote substantial resources to the establishment and protection of patents and other proprietary rights. Despite our efforts to establish and protect our patents or other proprietary rights, unauthorized parties may attempt to copy aspects of our technology or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of establishing and protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around our patents or our other proprietary rights.

As a result, our business involves a risk of overlap with third party patents and subsequent litigation with competitors or patent-holders. Any claims, with or without merit, could be time-consuming, result in costly litigation, or cause us to enter into licensing agreements.

OUR SUCCESS WILL DEPEND PARTLY ON OUR ABILITY TO OPERATE WITHOUT INFRINGING OR MISAPPROPRIATING THE PROPRIETARY RIGHTS OF OTHERS.

We may be exposed to future litigation by third parties based on claims that our products infringe the intellectual property rights of others. Our competitors may assert that their U.S. or foreign patents may cover our products and the methods we employ. In addition, because patent applications can take many years to issue, there may be currently pending applications of which we are unaware, which may later result in issued patents that our products may infringe. There could also be existing patents of which we are not aware that one or more of our products may inadvertently infringe. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate and can divert management's attention from our core business.

If we lose a patent infringement lawsuit, we could be prevented from selling our products unless we can obtain a license to use technology or ideas covered by such patent or are able to redesign the products to avoid infringement. A license may not be available at all or on terms acceptable to us, or we may not be able to redesign our products to avoid any infringement. If we are not successful in obtaining a license or redesigning our products, we may be unable to sell our products and our business could suffer.

WE OCCASIONALLY MAY BECOME SUBJECT TO LEGAL DISPUTES THAT COULD HARM OUR BUSINESS.

We are currently the subject of, and may from time to time become engaged in, legal disputes such as claims by consultants or other third parties. These disputes could result in monetary damages or other remedies that could adversely impact our financial position or operations. We believe these claims are without merit and intend to vigorously defend against them. However, even if we prevail in disputes such as this, the defense of these disputes will be expensive and time-consuming and may distract our management from operating our business.

WE DEPEND ON KEY PERSONNEL IN A COMPETITIVE MARKET FOR SKILLED EMPLOYEES AND FAILURE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES COULD SUBSTANTIALLY HARM OUR BUSINESS.

We rely to a substantial extent on the management, marketing and product development skills of our key employees, particularly Benton H Wilcoxon, our Chief Executive Officer, and Brian Brittsan, our acting Chief Operating Officer. If Mr. Wilcoxon or Mr. Brittsan were unable to provide services to us for whatever reason, our business would be adversely affected. Mr. Wilcoxon has not entered into an employment agreement with the Company. Mr. Brittsan has entered into a consulting agreement. The term of such consulting agreement is from January 3, 2005 through June 30, 2005.

In addition, our ability to develop and market our products and to achieve profitability will depend on our ability to attract and retain highly talented personnel. We face intense competition for personnel from other companies in the electrical utility industry. The loss of the services of our key personnel or the inability to attract and retain the additional, highly-talented employees required for the development and commercialization of our products may significantly delay or prevent the achievement of product development and could have a material adverse effect on us.

A FAILURE TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH STRATEGIC PARTNERS MAY HARM OUR BUSINESS.

We have entered into purchase and distribution agreements with General Cable to manufacture and distribute our ACCC product in the United States and Canada. Our success is dependent upon establishing and maintaining relationships with strategic partners, such as our relationship with General Cable. We face numerous risks in successfully obtaining suitable partners on terms consistent with our business model, including, among others:

(i) we must typically undergo a lengthy and expensive process of building a relationship with a potential partner before there is any assurance of an agreement with such party;

(ii) we must persuade cable manufacturers with significant resources to rely on us for critical technology on an ongoing basis rather than trying to develop similar technology internally;

(iii) we must persuade potential partners to bear retooling costs associated with producing our products; and

(iv) we must successfully transfer technical know-how to our partners.

Moreover, the success of our business model also depends on the acceptance of our products by the utility companies who have historically been conservative in their adoption of new products and technologies into their infrastructure. Further, our partners will be selling our products that may compete with their existing or future cable products. Our partners are not required to sell our products and they are not prohibited from discounting the prices of their products below our prices.

Our business could be seriously harmed if:

(i) we cannot obtain suitable partners;

(ii) our partners fail to achieve significant sales of ACCC cable or products incorporating our technology; or

(iii) we otherwise fail to implement our business strategy successfully.

WE CANNOT CONTROL THE COST OF OUR RAW MATERIALS, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

Our principal raw materials are glass and carbon fibers, plus various polymer resins and aluminum. The prices for these raw materials are subject to market forces largely beyond our control, including energy costs, organic chemical feed stocks, market demand, and freight costs. The prices for these raw materials have varied significantly and may vary significantly in the future. We may not be able to adjust our product prices, especially in the short-term, to recover the costs of increases in these raw materials. Our future profitability may be adversely affected to the extent we are unable to pass on higher raw material and energy costs to our customers.

INTERRUPTIONS OF SUPPLIES FROM OUR KEY SUPPLIERS MAY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL PERFORMANCE.

Interruptions or shortages of supplies from our key suppliers of raw materials could disrupt production or impact our ability to increase production and sales. We use a limited number of sources for most of the other raw materials that we use. We do not have long-term or volume purchase agreements with most of our suppliers, and may have limited options in the short-term for alternative supply if these suppliers fail, for any reason, including their business failure or financial difficulties, to continue the supply of materials or components. Moreover, identifying and accessing alternative sources may increase our costs.

WE ARE CONTROLLED BY A SMALL NUMBER OF STOCKHOLDERS, WHOSE INTERESTS MAY DIFFER FROM OTHER STOCKHOLDERS.

As of June 27, 2005, Benton H Wilcoxon, our Chairman of the Board, Chief Executive Officer and Acting Chief Financial Officer, and C. William Arrington, our director, in the aggregate beneficially own or control approximately 35% of the outstanding common stock. As a result, these persons have controlling influence in determining the outcome of any corporate matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. They also have the power to prevent or cause a change in control. For example, a vote by more than 70% of our stockholders would be required to overcome a vote made by these two stockholders that hold approximately 35% of our outstanding shares. Given the large number of our outstanding shares held in street form, it is often difficult to obtain such a level of participation on non-routine matters. As a result, the interests of these stockholders may differ from the interests of the other stockholders, and may limit the ability of other stockholders to affect our management and affairs.

WE WILL LIKELY EXPERIENCE CUSTOMER CONCENTRATION, WHICH MAY EXPOSE US TO ALL OF THE RISKS FACED BY OUR POTENTIAL MATERIAL CUSTOMERS.

Until and unless we secure multiple customer relationships, it is likely that we will experience periods during which we will be highly dependent on one or a limited number of customers. Dependence on a single or a few customers will make it difficult to satisfactorily negotiate attractive prices for our products and will expose us to the risk of substantial losses if a single dominant customer stops conducting business with us. Moreover, to the extent that we may be dependent on any single customer, we could be subject to the risks faced by that customer to the extent that such risks impede the customer's ability to stay in business and make timely payments to us.

OUR BUSINESS MAY BE SUBJECT TO INTERNATIONAL RISKS.

We are pursuing international business opportunities, including in China, Mexico, Brazil, Europe, the Middle East, far eastern countries and Africa. As to international business in the Middle East, our current target markets include Saudi Arabia, Qatar, United Arab Emirates, Oman, Iraq, Afghanistan and Jordan. Of these the only countries that we believe pose a particular problem are Iraq and Afghanistan as a result of additional instability. In Africa we are actively pursuing South Africa and Kenya as well as engaging in discussions with engineering companies that bid on trans-African projects. There are no special additional risks related to these countries that are not disclosed in the list of risks affecting most international business. To date, we have not engaged in any transactions on these countries. Our business model has been implemented only in the United States and Canada where we produce the ACCC core for delivery to General Cable under a manufacturing agreement. Expansion internationally will depend on our adaptation of this model to international markets and may be costly and time consuming. Risks inherent in international operations in general include:

(i) unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers;

(ii) challenges in staffing and managing foreign operations;

(iii) differences in technology standards, employment laws and business practices;

(iv) longer payment cycles and problems in collecting accounts receivable;

(v) political instability;

(vi) changes in currency exchange rates;

(vii) currency exchange controls; and

(viii) potentially adverse tax consequences.

In particular, our target markets in the Middle East include Iraq and Afghanistan in which there is considerable violent instability that may affect our ability to operate in those markets.

COMPLIANCE WITH ENVIRONMENTAL REGULATIONS COULD INCREASE OUR OPERATING COSTS, WHICH WOULD ADVERSELY AFFECT THE COMMERCIALIZATION OF OUR TECHNOLOGY.

Our intended operations are subject to various federal, state, and local laws and regulations relating to the protection of the environment. These environmental laws and regulations, which have become increasingly stringent, are implemented principally by the Environmental Protection Agency and comparable state agencies, and govern the management of hazardous wastes, the discharge of pollutants into the air and into surface and underground waters, and the manufacture and disposal of hazardous substances. There are no material environmental claims currently pending or, to our knowledge, threatened against us. In addition, we believe our planned operations will be implemented in compliance with the current laws and regulations. We estimate that any expenses incurred in maintaining compliance with current laws and regulations will not have a material effect on our earnings or capital expenditures. However, current regulatory requirements may change, currently unforeseen environmental incidents may occur, or past non-compliance with environmental laws may be discovered.

CHANGES IN INDUSTRY STANDARDS AND REGULATORY REQUIREMENTS MAY ADVERSELY AFFECT OUR BUSINESS.

As a manufacturer and distributor of wire and cable products we are subject to a number of industry standard-setting authorities, such as the Institute of Electrical and Electronic Engineers, the European based International Council on Large Electric Systems, the American Society of Testing and Materials and the Canadian Standards Association. In addition, many of our products may become subject to the requirements of federal, state and local or foreign regulatory authorities. Changes in the standards and requirements imposed by such authorities could have an adverse effect on us. In the event we are unable to meet any such standards when adopted, our business could be adversely affected. In addition, changes in the legislative environment could affect the growth and other aspects of important markets served by us. While legislative bills and regulatory rulings are pending in the energy and telecommunications sectors which could improve our markets, including energy bill H.R. 6 that passed both the House and Senate in 2003 and the House Conference Committee, any delay or failure to pass such legislation and regulatory rulings could adversely affect our opportunities and anticipated prospects may not arise. Energy bill H.R. 6 is a federal bill, that, if enacted, would cover energy conservation, research and development and improvement of the energy infrastructure pursuant to a national energy policy. We believe that this bill could improve our market opportunities if, as a result, it enhances the willingness and ability of potential customers to adopt new technologies in the electrical utility industry. This comprehensive bill currently remains in conference committee in the Senate. It is not possible at this time to predict the impact that any such legislation or regulation or failure to enact any such legislation or regulation, or other changes in laws or industry standards that may be adopted in the future, could have on our financial results, cash flows or financial position.

WE EXPERIENCE COMPETITION FROM OTHER COMPANIES IN THE ELECTRICAL UTILITY INDUSTRY, WHICH COULD RENDER OUR PRODUCTS OBSOLETE OR SUBSTANTIALLY LIMIT THE VOLUME OF PRODUCTS THAT WE SELL. THIS WOULD LIMIT OUR ABILITY TO COMPETE AND ACHIEVE PROFITABILITY.

The market in which we compete is intensely competitive. Our competitors include makers of traditional bare overhead wire and other companies with developmental-stage products that may be marketing or developing products that compete with our products or would compete with them if developed. Unique technological advances may be achieved by our competition, with better capital resources, in the future or that would render our technologies and products obsolete. We believe our competitors will continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development, productivity improvements and customer service and support in order to compete in our markets. Such competitors could develop a more efficient product or undertake more aggressive and costly marketing campaigns than us, which may adversely affect our marketing strategies and could have a material adverse effect on our business, results of operations or financial condition. In addition, as we introduce new products, we will compete directly with a greater number of companies. If we fail to compete successfully, our ability to achieve sustained profitability will be limited and sustained profitability, or profitability at all, may not be possible.

RISKS RELATED TO INVESTMENT IN OUR SECURITIES

THERE IS CURRENTLY A LIMITED TRADING MARKET FOR OUR COMMON STOCK, SO YOU MAY BE UNABLE TO LIQUIDATE YOUR SHARES IF YOU NEED MONEY.

Our common stock is traded in the OTC market through the OTC Bulletin Board. There is currently a limited trading market for the common stock. Trading of securities on the OTC Bulletin Board is generally limited and is effected on a less regular basis than that effected on other exchanges or quotation systems, such as the NASDAQ Stock Market, and accordingly investors who own or purchase common stock will find that the liquidity or transferability of the common stock and their ability to sell our securities in the secondary market is limited. Additionally, a stockholder may find it more difficult to dispose of, or obtain accurate quotations as to the market value, of common stock. This lack of liquidity may also make it more difficult for us to raise capital in the future

THE APPLICATION OF THE PENNY STOCK RULES COULD ADVERSELY EFFECT THE MARKET PRICE OF OUR COMMON STOCK.

As long as the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be subject to the penny stock rules. The penny stock rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors, generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability of broker-dealers to sell the common stock and may affect a stockholder's ability to resell the common stock.

Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, dated April 17, 1991, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

(i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

(ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

(iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons;

(iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and

(v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices, and with consequent investor losses.

THE PRICE OF OUR COMMON STOCK IS VOLATILE, WHICH MAY INCREASE IN THE FUTURE, AND WHICH COULD AFFECT OUR ABILITY TO RAISE CAPITAL IN THE FUTURE OR MAKE IT DIFFICULT FOR INVESTORS TO SELL THEIR SHARES.

The market price of our common stock may be subject to significant fluctuations in response to our operating results, announcements of new products or market expansions by us or our competitors, changes in general conditions in the economy, the financial markets, the electrical power transmission and distribution industry, or other developments and activities affecting us, our customers, or our competitors, some of which may be unrelated to our performance. The sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of common stock. During the last 12 months, the closing bid prices for our common stock have fluctuated from a high of $6.24 to a low of $0.87.Fluctuations in the trading price or liquidity of our common stock may adversely affect our ability to raise capital through future equity financings.

WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE, WHICH MAY REDUCE YOUR RETURN ON AN INVESTMENT IN OUR COMMON STOCK.

We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We have not paid dividends on the common stock and do not anticipate paying such dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur.

In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. If a securities class action suit is filed against us, we would incur substantial legal fees and our management's attention and resources would be diverted from operating our business in order to respond to the litigation.

WE ISSUED DULY AUTHORIZED SHARES TO EMPLOYEES AND CONSULTANTS UNDER OUR 2002

NON-QUALIFIED STOCK COMPENSATION PLAN UNDER THE INCORRECT ASSUMPTION THAT WE HAD REGISTERED THE SHARES PURSUANT TO FEDERAL SECURITIES LAWS. HOWEVER, WE SUBSEQUENTLY REALIZED THAT THESE SHARES HAD NOT BEEN REGISTERED PRIOR TO ISSUANCE. AS A RESULT, OUR ISSUANCE MAY HAVE VIOLATED FEDERAL AND STATE SECURITIES LAWS, AND MAY RESULT IN OUR LIABILITY TO SUBSEQUENT PURCHASERS OF THESE SHARES.

Between March 18, 2003 and February 4, 2004 we issued common stock and options representing 1,504,780 shares of common stock to nine employees and consultants in satisfaction of bona fide services rendered and valued at an aggregate amount of $880,266 pursuant to our 2002 Non-Qualified Stock Compensation Plan. Although we believed that we and our counsel had filed the appropriate registration statement on Form S-8, it came to our attention in February, 2004 in connection with the preparation of a registration statement that an appropriate Form S-8 had not been filed. It may be determined that such issuances were not exempt from registration or qualification under federal and state securities laws, and we did not obtain the required registrations or qualifications. As a result, we may be subject to contingent liabilities from these investors, as well as subsequent purchasers of the shares directly and indirectly issued. These liabilities may include an obligation to make a rescission offer to the holders of these shares and options. If rescission is required and accepted, we could be required to make payments to the holders of these shares and options. In addition, federal securities laws do not expressly provide that a rescission offer will terminate a purchaser's right to rescind a sale of stock that was not registered as required. If rescission is required, and any or all of the offerees reject the rescission offer, we may continue to be liable under federal and state securities laws.

AS OF JUNE 29, 2005, 11,991,097 COMMON SHARES ARE ISSUABLE UPON EXERCISE OF ALL OUTSTANDING OPTIONS, WARRANTS AND CONVERSION OF CONVERTIBLE DEBENTURES FOR LESS THAN THE MARKET PRICE OF $1.50 PER SHARE. CASH PROCEEDS RESULTING FROM THE FULL EXERCISE AND CONVERSION OF THESE SECURITIES WOULD BE APPROXIMATELY $8,378,391. THE EXERCISE OR CONVERSION OF THESE SECURITIES COULD RESULT IN THE SUBSTANTIAL DILUTION OF THE COMPANY IN TERMS OF A PARTICULAR PERCENTAGE OWNERSHIP IN THE COMPANY AS WELL AS THE BOOK VALUE OF THE COMMON SHARES. THE SALE OF A LARGE AMOUNT OF COMMON SHARES RECEIVED UPON EXERCISE OF THESE OPTIONS OR WARRANTS ON THE PUBLIC MARKET TO FINANCE THE EXERCISE PRICE OR TO PAY ASSOCIATED INCOME TAXES, OR THE PERCEPTION THAT SUCH SALES COULD OCCUR, COULD SUBSTANTIALLY DEPRESS THE PREVAILING MARKET PRICES FOR OUR SHARES. FULL CONVERSION OF SUCH SHARES WOULD INCREASE THE OUTSTANDING COMMON SHARES BY 10.3% TO APPROXIMATELY 127,547,501 SHARES.

The exercise price or conversion price of outstanding options, warrants and convertible debentures may be less than the current market price for our common shares. In the event of the exercise of these securities, a shareholder could suffer substantial dilution of his or her investment in terms of the percentage ownership in the Company as well as the book value of the common shares held. At the June 29, 2005 market price of $1.50 per share, 11,991,097 shares would be exercisable or convertible for less than the market prices. Full exercise and conversion of these below market shares would result in us receiving cash proceeds of $8,378,391 and would increase the outstanding common shares by 10.3% to approximately 125,547,501 shares.

OUR FUTURE REVENUE IS UNPREDICTABLE AND COULD CAUSE OUR OPERATING RESULTS TO FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER.

Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. Because we have not had any substantial ACCC product revenues to date, our revenues may not materialize. Since our revenues may fluctuate and are difficult to predict, and our expenses are largely independent of revenues in any particular period, it is difficult for us to accurately forecast revenues and profitability.

Our business is subject to a variety of additional risks, which could materially adversely affect quarterly and annual operating results, including:

(i) market acceptance of our composite technologies by utility companies;

(ii) due to potential lengthy lead time for the implementation of new lines or the reconductoring of existing lines, the extent and timing of these new cable transactions with utility companies may lead to significant delays in sales that could adversely impact our cashflow;

(iii) the loss of a strategic relationship or termination of a relationship with a cable partner, specifically General Cable;

(iv) announcements or introductions of new technologies or products by us or our competitors;

(v) delays or problems in the introduction or performance of enhancements or of future generations of our technology;

(vi) failures or problems in our utility cable product, particularly during the early stages of the introduction of the product when problems or failures identified during trials carried out with the product or during its installation or operation can have an adverse effect;

(vii) delays in the adoption of new industry standards or changes in market perception of the value of new or existing standards;

(viii) competitive pressures resulting in lower revenues;

(ix) personnel changes, particularly those involving engineering and technical personnel;

(x) costs associated with protecting our intellectual property;

(xi) the potential that customers could fail to make payments under the terms of their contracts, including Global American Energy and City of Kingman, Kansas;

(xii) market-related issues, including lower ACCC Cable demand brought on by excess cable inventory and lower average selling prices for ACCC cable as a result of market surpluses;

(xiii) increased costs or shortages of key raw materials including carbon fiber and glass fiber;

(xiv) regulatory developments; and

(xv) general economic trends and other factors.

SUMMARY OF REORGANIZATION PLAN

We filed our plan of reorganization and disclosure statement on May 5, 2005. As required by the Bankruptcy Code, our plan of reorganization classifies claims and interests according to their right to priority. The plan states whether each claim or interest is impaired or unimpaired and provides the treatment for each class. The table below summarizes our reorganization plan.

Class No.	Description	Impaired (Y/N)	Treatment
2-A	General Unsecured Approximately 50 holders of General Unsecured Claims totaling approximately $1,725,418.70. This amount includes Disputed Claims.	Yes Impaired; claims in this class are entitled to vote on the Plan
Allowed Claims in this class will be paid the full amount of their respective Allowed Claim, without interest, in six monthly installment payments commencing thirty dates after the Effective Date.

The Reorganized Debtor will have the right to pay these Claims prior to the due dates noted above without premium or penalty.

If the Debtor is required to pay interest on these claims, the applicable annual interest rate shall be 3%.

2-B	Debenture Holders Four Claims totaling $15,087,500.00	Yes Impaired; claims in this class are entitled to vote on the Plan
Allowed Claims in this class will be paid pursuant to their existing agreements with the Debtor subject to modifications.

Post-petition accrued interest due to the Debenture Holders as governed by the documents shall be paid in Stock on the Effective Date pursuant to Bankruptcy Code section 1145. The approximate quarterly interest payment is $225,000 based on simple interest at six percent on the balance of $15 million.

3-A	Subordinated Securities Claims	Yes Impaired; claims in this class are entitled to vote on the Plan
Allowed Subordinated Securities Claims will be issued Stock pursuant to Bankruptcy Code Section 1145 in an amount equal to the full amount of their Claim that is ultimately adjudicated as an Allowed Claim. The number of shares of Stock to be issued to holders of Allowed Subordinated Securities Claims shall be determined by dividing the judgment or settlement dollar amount by the daily volume weighted average of the reported closing bid price per share of CTC Common Stock on the OTC Bulletin Board (as reported by Bloomberg L.P. at 4:15 PM (New York time) during the twenty regular session trading days immediately preceding the effective date of the judgment or settlement.

The Debtor has not reviewed the proofs of interest, if any, filed by holders of Subordinated Securities Claims. The Debtor reserves its right to object to any of the proofs of interest filed by the holders of Subordinated Securities Claims.

3-B	Interests This class includes current holders of warrants	Yes Impaired; claims in this class are entitled to vote on the Plan
The rights of Interest Holders are modified by the Plan. The Stock will remain in effect and will be diluted to a smaller percentage of the outstanding stock in the Reorganized Debtor as a result of the Stock to be issued to Allowed Subordindated Securities Claims. The percentage by which the Stock will be diluted depends on the total amount of Subordinated Securities Claims that are ultimately deemed to be Allowed Claims.

The Debtor has not reviewed the proofs of interest, if any, filed by the Interest Holders. The Debtor reserves its right to object to any of the proofs of interest filed by the Interest Holders on any reasonable grounds.

Class One Creditors are unimpaired, and are not entitled to vote on the plan, and therefore are not included in the above chart.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling security holders. All proceeds from the sale of the shares offered under this prospectus will be for the account of the selling security holders, as described below in the sections entitled "Selling Security Holders" and "Plan of Distribution." With the exception of any brokerage fees and commission which are the obligation of the selling stockholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be $37,843.32, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

SELLING SECURITY HOLDERS

The following table provides information with respect to the selling security holders' beneficial ownership of our securities as of the date of this prospectus. The number and percentage of shares beneficially owned by each selling security holder that may be offered using this prosectus is based on 115,556,414 shares of common stock outstanding as of June 27, 2005 and determined in accordance with Rule 13d-3 of the Exchange Act. The information contained in the table below is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. The selling security holders listed in the table below may have transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their shares since the date on which the information in the table below is presented. Information about the selling security holders may change from time to time. Any changed information will be set forth in prospectus supplements or post-effective amendments, as required.

The selling security holders can offer all, some or none of their shares of our common stock, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling security holders will sell all shares covered by this prospectus. None of the selling security holders are affiliates of CTC, nor have any of them had a material relationship with CTC during the past three years, except for Brad Wheatley, a financial consultant retained to assist our Acting Chief Financial Officer between December 2004 and February 2005, and Doug Metz and Mike McClendon who are employed as consultants assisting our sales, marketing, and business development efforts. For the share amounts registered, each of the three individuals performed services related to our obtaining a $3.0 million capital lease line of credit and each performed these services between February, 2004 and August, 2004. All three individuals have, or currently perform services on an at-will contract basis. From December 7, 2004 to February 16, 2005, Mr. Wheatley was retained at a rate of $500 per day plus reimbursable expenses as a consultant to provide financial consulting services to assist the acting CFO. We paid him a total of $31,269, and as of March 31, 2005 we owned him $0. From December 1, 2004 until April 15, 2005, Mr. McClendon was retained to provide financial consulting and business development services at a rate of $10,000 per month plus reimbursable expenses. As of March 31, 2005, we paid him $35,917, and owe him an additional $13,757. From December 1, 2004 until May 16,2005, Mr. Metz provided business development, sales, and marketing services at a rate of $12,000 per month plus reimbursable expenses. As of March 31, 2005, we paid Mr. Metz a total $69,386, and owed him $6,000. Each of these three individuals had substantive access to inside information during the course of fulfillment of their duties. None of the selling security holders are or were affiliated with registered broker-dealers. See "Plan of Distribution."

All warrants set forth in the table below were valued using the modified Black-Scholes Merton option pricing model using assumptions, namely for fiscal 2004 amounts using a risk free rate of 4.14%, an expected dividend rate of zero, an expected life as the initial life of the warrant, and a volatility of 80.3.

	SHARES BENEFICIALLY OWNED SHARES		SHARES TO BE SOLD IN	PERCENTAGE OF OUTSTANDING BENEFICIALLY OWNED
SELLING SECURITY HOLDER	BEFORE OFFERING		THE OFFERING	AFTER OFFERING

John F. O'Brien	135,000	(1)	135,000	*
Bristol Investment Fund, Ltd.	3,085,909	(2)	3,085,909	*
Fred Debs	30,000	(3)	30,000	*
Alan Davis	250,000	(4)	250,000	*
Rocci Howe	414,373	(5)	414,373	*
IFC Credit Corporation	104,000	(6)	104,000	*
Islandia L.P.	4,505,450	(7)	4,505,450	*
John D. Lane	100,000	(8)	100,000	*
Ryan M. Lane	265,000	(9)	265,000	*
Long Term Capital Company	120,000	(10)	120,000	*
Media Relations Strategy,Inc	500,000	(11)	250,000	*
Midsummer Investment, Ltd.	11,572,195	(12)	11,572,195	*
Omicron Master Trust	3,980,834	(13)	3,980,834	*
Mike McClendon	16,000	(14)	16,000	*
Stephen Meldrum	115,000	(15)	115,000	*
Doug Metz	16,000	(16)	16,000	*
Prima Capital Inc.	150,000	(17)	150,000	*
Barry Sedlik	20,000	(18)	20,000	*
The Taxin Network, Inc.	115,000	(19)	115,000	*
Rudy Trebels	16,000	(20)	16,000	*
Bradford M. Wheatley	8,000	(21)	8,000	*
Total	25,518,761		25,268,761

*Less than 1%.

(1) Includes up to 135,000 shares of common stock underlying warrants. Lane Capital Markets received these Series U warrants as a partial fee in connection with the placement of the Debentures and subsequently assigned them to John F. O'Brien. The value of the 135,000 warrants was $166,053.

(2) Shares being registered include up to 2,178,401 shares of common stock underlying the Debenture and interest thereon at maturity, and up to 907,508 shares of common stock underlying warrants. Bristol Capital Advisors, LLC is the investment manager to Bristol Investment Fund, Ltd. Paul Kessler is the manager of Bristol Capital Advisors, LLC and as such has voting and investment control over these securities. Cash received from the debentures issuance was $2,000,000 and the value of the warrants issued was $1,114,383.

(3) Includes up to 30,000 shares of common stock underlying Series S warrants. Warrants were issued for settlement of an outstanding dispute related to activities prior to the reverse merger with Transmission Technology Corporation in 2001. The value of the warrants was $19,307. The warrants were granted on July 17, 2004 and issued on September 13, 2004 with an exercise price of $1.00 per share.

(4) Includes up to 250,000 shares of common stock underlying Series S warrants. Warrants were issued in payment of services rendered for international sales and marketing related activities and the value of the warrants issued was $160,893. The warrants were granted on July 17, 2004 and issued on September 13, 2004 with an exercise price of $1.00 per share.

(5) Includes up to 114,373 shares of common stock and includes up to 300,000 shares of common stock underlying Series S warrants. The common stock was valued at $254,881 and the warrants were valued at $193,071. Both issuances were for strategic business consulting services provided. The warrants were granted on July 17, 2004 and issued on September 13, 2004 with an exercise price of $1.00 per share.

(6) Includes up to 104,000 shares of common stock underlying Series T warrants issued for services rendered in conjunction with obtaining capital lease financing. Rudy Trebels is the controlling person of IFC Credit Corporation. The warrants were valued at $68,843. The warrants were granted on July 17, 2004 and issued on September 13, 2004 with an exercise price of $1.00 per share.

(7) Includes up to 3,180,489 shares of common stock underlying the Debenture and interest thereon at maturity and up to 1,324,961 shares of common stock underlying warrants. Richard O. Berner, Thomas R. Berner and Edgar R. Berner are the controlling persons of Islandia L.P. Cash received from the debentures issuance was $2,920,000 and the value of the warrants issued was $1,626,998.

(8) Includes up to 100,000 shares of common stock underlying Series U warrants. Lane Capital Markets received these warrants as a partial fee in connection with the placement of the Debentures and subsequently assigned them to John Lane. The value of the 100,000 warrants was $123,002. The warrants were granted on August 18, 2004 and issued on September 13, 2004 with an exercise price of $1.82 per share.

(9) Includes up to 265,000 shares of common stock underlying Series U warrants. Lane Capital Markets received these warrants as a partial fee in connection with the placement of the Debentures and subsequently assigned them to Ryan Lane. The value of the 265,000 warrants was $325,957. The warrants were granted on August 18, 2004 and issued on September 13, 2004 with an exercise price of $1.82 per share.

(10) Includes up to 120,000 shares of common stock underlying warrants issued for offering costs related to the a private placement in December, 2003 and valued at $153,207. John Vornle is the controlling person of Long Term Capital Company. The warrants were granted and issued on July 14, 2004 with an exercise price of $2.04 per share.

(11) Includes up to 500,000 shares of common stock, of which 250,000 are being registered in the registration statement that contains this prospectus, which we issued to Media Relations Strategy, Inc. on July 16, 2004 as partial payment in exchange for marketing services rendered to us. Martin L. Goldberg is the controlling person of Media Relations Strategy, Inc. The value received for the 250,000 shares was $250,000.

(12) Includes up to 8,169,040 shares of common stock underlying the Debenture and interest thereon at maturity and up to 3,403,155 shares of common stock underlying warrants. The cash received for the debenture issuance was $7,500,000 and the value assigned to the warrants was $4,178,936. Midsummer Capital, LLC is the investment manager to Midsummer Investment Ltd. By virtue of such relationship, Midsummer Capital, LLC may be deemed to have dispositive power over the shares owned by Midsummer Investment Ltd. Midsummer Capital, LLC disclaims beneficial ownership of such shares. Mr. Michel Amsalem and Mr. Scott Kaufman have delegated authority from the members of Midsummer Capital, LLC with respect to the shares of common stock owned by Midsummer Investment Ltd. Messrs. Amsalem and Kaufman may be deemed to share dispositive power over the shares of our common stock owned by Midsummer Investment Ltd. Messrs. Amsalem and Kaufman disclaim beneficial ownership of such shares of our common stock and neither person has any legal right to maintain such delegated authority.

(13) Includes up to 2,810,150 shares of common stock underlying the Debenture and interest thereon at maturity and up to 1,170,685 shares of common stock underlying warrants. The cash received for the debenture issuance was $2,580,000 and the value assigned to the warrants was $1,437,554. Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of September 10, 2004, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended.

(14) Includes up to 16,000 shares of common stock underlying Series T warrants issued for services rendered in conjunction with obtaining capital lease financing. The value of the Series T warrants issued was $10,592. The warrants were granted on July 17, 2004 and issued on September 13, 2004 with an exercise price of $1.00 per share.

(15) Includes up to 115,000 shares of common stock underlying Series S warrants issued for services for public relations consulting. The value of the Series S warrants issued was $74,011. The warrants were granted on July 17, 2004 and issued on September 13, 2004 with an exercise price of $1.00 per share.

(16) Includes up to 16,000 shares of common stock underlying Series T warrants issued for services rendered in conjunction with obtaining capital lease financing. The value of the Series T warrants issued was $10,592. The warrants were granted on July 17, 2004 and issued on September 13, 2004 with an exercise price of $1.00 per share.

(17) Includes up to 150,000 shares of common stock underlying Series S warrants issued for marketing and business advisory services. The value of the Series S warrants issued was $74,011. Elias Argyropoulos is the controlling person of Prima Capital Inc. The warrants were granted on July 17, 2004 and issued on September 13, 2004 with an exercise price of $1.00 per share.

(18) Includes up to 20,000 shares of common stock issued for legal services rendered valued at $20,000. The shares were issued on July 16, 2004.

(19) Includes up to 115,000 shares of common stock underlying Series S warrants issued for advertising services. The value of the Series S warrants issued was $74,011. Ed Taxin is the controlling person of The Taxin Network, Inc. The warrants were granted on July 17, 2004 and issued on September 13, 2004 with an exercise price of $1.00 per share.

(20) Includes up to 16,000 shares of common stock underlying Series T warrants issued for services rendered in conjunction with obtaining capital lease financing. The value of the Series T warrants issued was $10,592. The warrants were granted on July 17, 2004 and issued on September 13, 2004 with an exercise price of $1.00 per share.

(21) Shares being registered include up to 8,000 shares of common stock underlying Series T warrants issued for services rendered in conjunction with obtaining capital lease financing. The value of the Series T warrants issued was $5,296. The warrants were granted on July 17, 2004 and issued on September 13, 2004 with an exercise price of $1.00 per share.

PLAN OF DISTRIBUTION

Each selling security holder of our common stock, and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o privately negotiated transactions;

o settlement of short sales entered into after the date of this prospectus;

o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

o a combination of any such methods of sale;

o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

o any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling security holder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock pursuant to this prospectus, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed CTC that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

We are required to pay fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling security holder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

We agreed to keep this prospectus effective until the earlier of: (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect; or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling security holders or any other person. Further, to the extent applicable, the selling security holders or any other person must comply with Rule 105 of Regulation M, as amended, which provides that it is unlawful for any person to cover a short sale with securities purchased from an underwriter or broker or dealer if such short sale occurred during the shorter of the period beginning five business days before the pricing of the offered securities and ending with such pricing period. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

EXPERTS

The consolidated financial statements of Composite Technology Corporation, a Nevada corporation, incorporated by reference into this prospectus, to the extent and for the periods indicated in their report, have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent registered public accountants, as indicated in their report with respect thereto, and are incorporated by reference in this prospectus in reliance upon the authority of said firm as experts in giving said report.

LEGAL MATTERS

Richardson & Patel LLP has given us an opinion relating to the due issuance of the common stock being registered in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that we have filed with the SEC at the following SEC public reference room:

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC's Internet Web site at http://www.sec.gov.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), including any filings after the date of this prospectus, until the offering is completed. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

o Our Annual Report on Form 10-KSB for our fiscal year ended September 30, 2004.

o Our Quarterly Reports on Form 10-Q for our fiscal quarters ended December 31, 2004 and March 31, 2005.

o Our Current Reports on Form 8-K, dated October 7, 2004, November 24, 2004, January 11, 2005, January 18, 2005, April 20, 2005 and May 5, 2005.

o The description of our Common Stock, contained in our Registration Statement on Form 10-SB12-G filed on June 9, 2000, under Section 12(g) of the Exchange Act, and any further amendment or report filed hereafter for the purpose of updating any such information.

You may request a copy of these filings, at no cost, by writing to us at the following address or calling us at:

Composite Technology Corporation 2026 McGaw Avenue Irvine, California 92614 (949) 428-8500

COMPOSITE TECHNOLOGY CORPORATION

PROSPECTUS

25,268,761 SHARES OF COMMON STOCK

_______, 2005

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT TO MAKE YOUR INVESTMENT DECISION. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN GIVEN OR AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT, REGARDLESS OF THE TIME OF DELIVERY OF PROSPECTUS OR ANY SALE OF THE SHARES.

PART II

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an itemized statement of all expenses, all of which we will pay, in connection with the registration of the common stock offered under this prospectus:

AMOUNT

SEC Filing Fee	$11,843.32
Blue Sky Fees and Expenses	1,000.00	*
Legal Fees	15,000.00	*
Accounting Fees and Expenses	5,000.00	*
Miscellaneous	5,000.00	*

Total	$37,843.32	*

*ESTIMATE

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted under Section 78.037 of the Nevada General Corporation Law. As permitted by Section 78.037 of the Nevada General Corporation Law, our Bylaws and Articles of Incorporation also include provisions that eliminates the personal liability of each of its officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of CTC. To the fullest extent allowed by Section 78.751 of the Nevada General Corporation Law, we will defend, indemnify and hold harmless its directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, we will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer's or director's own gross negligence or willful misconduct.

The provisions of our Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right of CTC to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our charter or Bylaws.

EXHIBITS

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number	Description

2.1(5)	Plan of Reorganization of Composite Technology Corporation

4.1(1)	Form of Debenture (included in Exhibit 10.1).

5.1(4)	Opinion re legality from Richardson & Patel LLP, filed herewith.

10.1(1)
Form of Securities Purchase Agreement including form of the Debenture attached as Exhibit A, form of the Registration Rights Agreement attached as Exhibit B thereto, form of the Common Stock Purchase Warrant attached as Exhibit C thereto, form of legal opinion attached as Exhibit D, form of Custodial and Security Agreement attached as Exhibit E, dated August 17, 2004.

10.2(2)	Letter agreement between Composite Technology Corporation and Feldman Weinstein LLP, dated November 23, 2004.

10.3(3)	Letter Agreement between Composite Technology Corporation and Midsummer Investment, Ltd., Bristol Investment Fund, Ltd., Islandia, L.P. and Omicron Trust dated January 21, 2005.

23.1(4)	Consent of Singer Lewak Greenbaum & Goldstein LLP

23.2(4)	Consent of Richardson & Patel LLP (included in Exhibit 5.1)

24.1(4)	Power of Attorney of certain director and officer of the Registrant.

(1) Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the SEC on August 25, 2004.
(2) Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the SEC on November 24, 2004.
(3) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the SEC on January 25, 2005.
(4) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Amendment No. 1 to SB-2) filed with the SEC on March 1, 2005, as amended.
(5) Incorporated by reference to the Registrant’s Registration Statement on Form S-3 filed with the SEC on May 19, 2005.

UNDERTAKINGS

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

D. The Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City Irvine, State of California, on June 30, 2005.

COMPOSITE TECHNOLOGY CORPORATION

By:	/s/ BENTON H WILCOXON
Benton H Wilcoxon, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ BENTON H WILCOXON	Chief Executive Officer, Chairman of the Board and	June 30, 2005
Benton H Wilcoxon	Acting Chief Financial Officer

(Principal Executive Office and Principal Financial and
Accounting Officer)

/s/ C. WILLIAM ARRINGTON	Director	June 30, 2005
C. William Arrington